EXHIBIT 99.1
Emclaire Financial Corp Reports 19.2% Increase in Quarterly Earnings
EMLENTON, Pa., Apr. 25, 2017 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $956,000, or $0.44 per common share, for the three months ended March 31, 2017, an increase of $154,000, or 19.2%, from $802,000, or $0.37 per common share, reported for the same period in 2016.
The increase in net income for the three months ended March 31, 2017 compared to the same period in 2016 resulted from increases in net interest income and noninterest income and decreases in the provision for loan losses and the provision for income taxes, partially offset by an increase in noninterest expense. The Corporation realized an annualized return on average assets of 0.56% and an annualized return on average equity of 7.12% for the quarter ended March 31, 2017, compared to 0.53% and 6.02%, respectively, for the same period in 2016.
William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are pleased to report strong first quarter earnings and balance sheet growth. We realized significant loan production and deposit growth across our franchise during the first quarter and are gaining momentum in the newly entered Allegheny County market, while continuing to manage expenses and maintaining strong asset quality. We remain focused on sustaining a sound capital base while providing an attractive return to our shareholders and are well-positioned for future profitable growth.”
OPERATING RESULTS OVERVIEW
Net income increased $154,000, or 19.2%, to $956,000 or $0.44 per common share for the three months ended March 31, 2017, compared to $802,000 or $0.37 per common share for the same period in 2016. The increase primarily resulted from increases in net interest income and noninterest income of $639,000 and $76,000, respectively, and decreases in the provision for loan losses and the provision for income taxes of $19,000 and $23,000, respectively, partially offset by a $603,000 increase in noninterest expense.
Net interest income increased $639,000, or 14.2%, to $5.2 million for the three months ended March 31, 2017 from $4.5 million for the same period in 2016.  The increase in net interest income resulted from an increase in interest income of $823,000, or 15.4%, primarily due to a $97.8 million increase in the average balance of loans.  Partially offsetting the increase in interest income, interest expense increased $184,000, or 22.1%, as the Corporation’s average balance of interest-bearing deposits and borrowed funds increased $75.9 million and $8.2 million, respectively.  Driving the increases in the Corporation’s interest-earning assets and interest-bearing liabilities was the acquisition of United-American Savings Bank (UASB) in April 2016, which added $66.1 million in loans and $72.7 million in deposits to the Corporation. In addition, the Bank experienced strong loan production in 2016 and throughout the first quarter of 2017.
The provision for loan losses decreased $19,000, or 10.5%, to $162,000 for the three months ended March 31, 2017 from $181,000 for the same period in 2016.  This resulted from decreases in the Corporation's nonperforming loans and criticized and classified asset levels. Nonperforming loans decreased $215,000, or 6.5%, to $3.1 million at March 31, 2017 compared to $3.3 million at December 31, 2016, due primarily to the payoff of two residential mortgage loans totaling $391,000 which were on nonaccrual status. Criticized and classified assets decreased $2.9 million, or 22.9%, to $9.9 million at March 31, 2017 compared to $12.8 million at December 31, 2016, due primarily to the risk rating upgrade of one commercial loan relationship.
Noninterest income increased $76,000, or 9.7%, to $856,000 for the three months ended March 31, 2017 from $780,000 for the same period in 2016.  This primarily resulted from a $63,000 increase in customer service fees as overdraft charges for the first quarter of 2017 outpaced the same quarter last year.
Noninterest expense increased $603,000, or 15.0%, to $4.6 million for the quarter ended March 31, 2017 from $4.0 million for the same period in 2016.  The increase related to increases in compensation and benefits, other noninterest expense, premises and equipment, professional fees, federal deposit insurance and intangible asset amortization of $275,000, $210,000, $73,000, $19,000, $15,000 and $11,000, respectively.  These increases in expenses were primarily related to the operation of two new full-service banking offices: the South Side office which was acquired from UASB in April 2016 and the Aspinwall office which opened in August 2016 as well as normal salary and benefit increases.  Total noninterest expense associated with the new branches was $195,000 for the three months ended March 31, 2017.
The provision for income taxes decreased $23,000 or 7.8%, to $273,000 for the three months ended March 31, 2017 from $296,000 in 2016.  This related to a decrease in the Corporation’s effective tax rate to 22.2% for the first quarter of 2017 from 27.0% for the same period in 2016 due to certain nondeductible merger related expenses incurred in the first quarter of 2016.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW
Total assets increased $14.2 million, or 2.1%, to $706.3 million at March 31, 2017 from $692.1 million at December 31, 2016.  Asset growth was driven by an increase in net loans receivable of $19.8 million, partially offset by a decrease in cash and equivalents and investment securities of $2.4 million and $2.5 million, respectively. Liabilities increased $13.5 million, or 2.1%, to $651.6 million at March 31, 2017 from $638.1 million at December 31, 2016 due to an increase in customer deposits of $21.2 million, partially offset by a decrease in borrowed funds of $7.3 million.
Total nonperforming assets were $3.3 million, or 0.47% of total assets at March 31, 2017 compared to $3.6 million, or 0.52% of total assets at December 31, 2016. This $286,000, or 7.9%, decrease in nonperforming assets was primarily due to the payoff of two residential mortgage loans on nonaccrual status totaling $391,000.
Stockholders’ equity increased $688,000, or 1.3%, to $54.8 million at March 31, 2017 from $54.1 million at December 31, 2016 primarily due to net income of $956,000 for the three month period, offset by dividends of $581,000 paid. The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 7.8% of total assets.  Tangible book value per common share was $20.43 at March 31, 2017, compared to $20.08 at December 31, 2016.
Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service banking offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:
William C. Marsh
Chairman, President and
Chief Executive Officer
Phone: (844) 800-2193
Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period
	ended March 31,
	2017	2016
Interest income	$6,172	$5,349
Interest expense	1,016	832
Net interest income	5,156	4,517
Provision for loan losses	162	181
Noninterest income	856	780
Noninterest expense	4,621	4,018
Income before provision for income taxes	1,229	1,098
Provision for income taxes	273	296
Net income	$956	$802

Basic and diluted earnings per common share	$0.44	$0.37
Dividends per common share	$0.27	$0.26
Return on average assets (1)	0.56%	0.53%
Return on average equity (1)	7.12%	6.02%
Yield on average interest-earning assets	3.94%	3.91%
Cost of average interest-bearing liabilities	0.81%	0.79%
Cost of funds	0.65%	0.62%
Net interest margin	3.31%	3.32%
Efficiency ratio	74.20%	72.82%
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(1) Returns are annualized for the three month periods ended March 31, 2017 and 2016.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	3/31/2017	12/31/2016
Total assets	$706,317	$692,135
Cash and equivalents	15,200	17,568
Securities	99,096	101,560
Loans, net	535,204	515,435
Deposits	606,106	584,940
Borrowed funds	36,750	44,000
Stockholders' equity	54,761	54,073
Book value per common share	$25.44	$25.12
Tangible book value per common share	$20.43	$20.08
Net loans to deposits	88.30%	88.13%
Allowance for loan losses to total loans	1.05%	1.06%
Nonperforming assets to total assets	0.47%	0.52%
Earning assets to total assets	92.94%	93.62%
Stockholders' equity to total assets	7.75%	7.81%
Shares of common stock outstanding	2,152,358	2,152,358